As filed with the Securities and Exchange Commission on September 4, 2007

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

EMERITUS CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	91-1605464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENTS WITH GRANGER COBB, JUSTIN HUTCHENS, MELANIE WERDEL, STEVE WALLING, JAYNE SALLERSON, CLARO BUDGIE AMPARO AND WILLIAM SIVILL

(Full title of the plans)

RAYMOND R. BRANDSTROM
Vice President of Finance and Chief Financial Officer
Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
(206) 298-2909
(Name, address and telephone number, including area code, of agent for service)
______________________

Copies to:

MICHAEL E. STANSBURY ERIC A. DEJONG Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099
(206) 359-8000

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001, under the Emeritus Corporation 2006 Equity Incentive Plan
Common Stock, par value $0.0001, pursuant to Stock Award Agreements with Granger Cobb, Justin Hutchens, Melanie Werdel, Steve Walling, Jayne Sallerson, Claro Budgie Amparo and William Sivill
       Total:
	2,000,000 336,882 2,336,882	$26.275 $26.275 $26.275	$52,550,000 $ 8,851,575 $61,401,575	$1,613.29 $ 271.74 $1,885.03

(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 2006 Equity Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").  The Proposed Maximum Offering Price Per Share is estimated to be $26.275 based on the average of the high ($26.75) and low ($25.80) sales prices for the Registrant's Common Stock on August 30, 2007 as reported by the American Stock Exchange.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

(a)The Registrant's Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007 which contains audited financial statements for the most recent fiscal year for which such statements have been filed, and the Registrant's amendment to its Form 10-K on Form 10-K/A, filed on April 30 2007;

(b)The Registrant's Quarterly Reports on Form 10-Q, (i) for the quarter ended March 31, 2007, filed on May 10, 2007, and (ii) for the quarter ended June 30, 2007, filed on August 9, 2007;

(c)The Registrant's current reports on Form 8-K (other than information "furnished"), filed on (i) February 6, 2007, (ii) February 28, 2007, (iii) March 6, 2007, (iv) March 12, 2007, (v) March 13, 2007, (vi) March 15, 2007, (vii) March 21, 2007, (viii) March 30, 2007, (ix) April 2, 2007, (x) April 19, 2007, (xi) May 2, 2007, (xii) June 1, 2007, (xiii) June 12, 2007, (xiv) June 14, 2007, (xv) June 20, 2007, (xvi) June 29, 2007, (xvii) August 16, 2007; and (xviii) August 31, 2007, and

(d)The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed on October 17, 1995 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing.

Item 4.DESCRIPTION OF SECURITIES

Not applicable.

Item 5.INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act set forth certain mandatory and permissive provisions that a Washington corporation may utilize in indemnifying and/or advancing expenses to its directors, officers, employees and agents.  Section 23B.08.560 of the Washington Business Corporation Act also authorizes a corporation to adopt its own provisions governing indemnification and advancement of expenses.  Such provisions must be contained in the corporation's articles of incorporation, a bylaw adopted or ratified by shareholders or a resolution adopted or ratified by shareholders.  In no case, however, may such provisions authorize indemnification or advancement of expenses to any director, officer, employee or agent for (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (regarding unlawful distributions), or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which such person was not entitled.  Section 10 of the Registrant's Amended and Restated Bylaws provides for indemnification of the Registrant's directors, officers, employees and agents to the extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving (a) intentional misconduct or knowing violation of law, (b) conduct violating Section 23B.08.310 of the Washington Business Corporation Act (regarding unlawful distributions), or (c) any transaction with respect to which such director personally received a benefit in money, property or services to which such director was not legally entitled.  Article 8 of the Registrant's Restated Articles of Incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

The Registrant maintains an insurance policy, insuring its officers and directors against losses and liabilities (with certain exceptions and certain limitations) arising from certain alleged wrongful acts, including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.  The Registrant also has entered into indemnification agreements with certain of its officers and directors.

Item 7.EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie llp regarding legality of the Common
Stock being registered

23.1	Consent of KPMG LLP, independent registered public
accounting firm

23.2	Consent of Deloitte & Touche LLP, independent auditors

23.3	Consent of Perkins Coie llp (included in opinion filed as
Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Emeritus Corporation 2006 Equity Incentive Plan, as amended
(incorporated by reference to Appendix C to definitive proxy dated and filed by the Registrant on July 25, 2007)

99.2	Form of Stock Award Agreement

Item 9. UNDERTAKINGS

A.The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 4th day of September, 2007.

EMERITUS CORPORATION

/s/ Raymond R. Brandstrom
By:Raymond R. Brandstrom
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Daniel R. Baty and Raymond R. Brandstrom, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments with the Securities and Exchange Commission or any regulatory authority.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 4th day of September, 2007.

Signature		Title

/s/ Daniel R. Baty		Chairman of the Board of Directors and Chief Executive
Daniel R. Baty		Officer (Principal Executive Officer)

/s/ Raymond R. Brandstrom		Vice President of Finance, Chief Financial Officer, Secretary
Raymond R. Brandstrom		and Director (Principal Financial and Accounting Officer)

/s/ Stanley L. Baty	Director
Stanley L. Baty

/s/ Bruce L. Busby	Director
Bruce L. Busby

/s/ Robert E. Marks	Director
Robert E. Marks

/s/ Charles P. Durkin, Jr.	Director
Charles P. Durkin, Jr.

/s/ David W. Niemiec	Director
David W. Niemiec

/s/ T. Michael Young	Director
T. Michael Young

/s/ Granger Cobb	Director
Granger Cobb

/s/ Stuart Koenig	Director
Stuart Koenig

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie llp regarding legality of the Common
Stock being registered

23.1	Consent of KPMG LLP, independent registered public
accounting firm

23.2	Consent of Deloitte & Touche LLP, independent auditors

23.3	Consent of Perkins Coie llp (included in opinion filed as
Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Emeritus Corporation 2006 Equity Incentive Plan, as amended
(incorporated by reference to Appendix C to definitive proxy dated and filed by the Registrant on July 25, 2007)

99.2	Form of Stock Award Agreement

EXHIBIT 5.1

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Phone: 206 359-8000
Fax: 206 359-9000
www.perkinscoie.com

September 4, 2007

Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121

Re:	Registration Statement on Form S-8 of Shares of Common Stock,
$0.0001 par value per share, of Emeritus Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 2,000,000 additional shares of Common Stock, $0.0001 par value per share, that may be issued pursuant to the Emeritus Corporation 2006 Equity Incentive Plan, as amended (the "Plan"), and 336,882 shares of Common Stock, $0.0001 par value per share, that may be issued pursuant to Stock Award Agreements with Granger Cobb, Justin Hutchens, Melanie Werdel, Steve Walling, Jayne Sallerson, Claro Budgie Amparo and William Sivill (together with the shares issued under the Plan, the "Shares").

We have examined the Registration Statement and such documents and records of Emeritus Corporation as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan or the Stock Award Agreements have been duly authorized and that, upon the due execution by Emeritus Corporation of any certificates representing the Shares, the registration by its registrar of the Shares and the sale thereof by Emeritus Corporation, and the receipt of consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Emeritus Corporation:

We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein.

Our report on the Company’s 2006 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

/s/ KPMG LLP

Seattle, Washington

August 31, 2007

EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emeritus Corporation of our report dated June 7, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to a restatement) on the consolidated balance sheets of Summerville Senior Living, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the three-year period ended December 31, 2006, incorporated by reference from the Current Report on Form 8-K dated June 11, 2007.

/s/ DELOITTE & TOUCHE

San Francisco, California

September 4, 2007